Exhibit 99.1

MWI VETERINARY SUPPLY ANNOUNCES 2013 FIRST QUARTER RESULTS AND UPDATES ITS 2013 BUSINESS OUTLOOK

BOISE, Idaho (February 4, 2013) – MWI Veterinary Supply, Inc. (Nasdaq:  MWIV) (the “Company”) announced financial results today for its first quarter ended December 31, 2012.

Highlights:

▪
Total revenues were $572.8 million for the quarter, 24.0% higher than revenues for the same period in the prior fiscal year.  Excluding the impact of the acquisition of the assets of Micro Beef Technologies, Ltd. (“Micro”) which was acquired on October 31, 2011, organic revenue growth was 16.6% in the United States and 21.7% in the United Kingdom for the quarter compared to the same period in the prior fiscal year.

▪	Selling, general and administrative (“SG&A”) expenses as a percentage of total revenues were 8.3% for the quarter, compared to 8.4% for the same period in the prior fiscal year.
▪	Operating income was $27.1 million for the quarter, 26.4% higher than operating income for the same period in the prior fiscal year.
▪
Net income was $16.8 million for the quarter, 26.9% higher than net income for the same period in the prior fiscal year.  Diluted earnings per share were $1.32 for the quarter, compared to $1.05 for the same period in the prior fiscal year.

▪	Internet sales to independent veterinary practices and producers in the United States grew by approximately 31% for the quarter compared to the same period in the prior fiscal year.
▪	Revenues from our veterinary pharmacy programs in the United States increased approximately 23% to $58.7 million for the quarter compared to the same period in the prior fiscal year.
▪	We generated cash flow from operations for the quarter ended December 31, 2012 of $15.6 million compared to cash provided by operations of $7.3 million for the same period in the prior fiscal year.
▪
On December 31, 2012, we acquired substantially all of the assets of Prescription Containers Inc. (“PCI Animal Health”) for approximately $17 million.  PCI Animal Health was a distributor of companion animal health products to veterinary practices, primarily in the Northeastern United States with revenues of approximately $33 million for its calendar year ended December 31, 2012.

“We continued to see excellent growth in the December quarter,” said Jim Cleary, President and Chief Executive Officer.  “Our revenue and net income growth exceeded our expectations and we are excited about now serving the PCI Animal Health customers.  While there is much work to do for the rest of this fiscal year, I am pleased with the results of the quarter and the effort from our team members to deliver great customer service and results.”

Quarter ended December 31, 2012 compared to quarter ended December 31, 2011

Total revenues increased 24.0% to $572.8 million for the quarter ended December 31, 2012, compared to $461.9 million for the quarter ended December 31, 2011.  Excluding the impact of the acquisition of the assets of Micro, revenue growth in the United States was 16.6% for the quarter ended December 31, 2012, compared the quarter ended December 31, 2011.  Revenues from the acquisition of Micro, which was acquired on October 31, 2011, were $28.7 million during the month of October 2012.  Revenue growth in the United Kingdom was 24.2% for the quarter ended December 31, 2012, consisting of 21.7% organic growth and an increase of 2.5% related to foreign currency exchange.  Commissions increased 16.3% to $4.4 million for the quarter ended December 31, 2012, compared to $3.7 million for the quarter ended December 31, 2011.  Commissions increased primarily due to an incentive received during the quarter ended December 31, 2012 that was not earned during the quarter ended December 31, 2011, partially offset by a decrease in gross billings from agency contracts due to a manufacturer’s products not being available.

Gross profit increased by 23.1% to $76.9 million for the quarter ended December 31, 2012, compared to $62.5 million for the quarter ended December 31, 2011.  Gross profit as a percentage of total revenues decreased to 13.4% for the quarter ended December 31, 2012, compared to 13.5% for the quarter ended December 31, 2011 due to a decrease in product margin, partially offset by an improvement in freight as a percentage of total revenues.  Vendor rebates for the quarter ended December 31, 2012 increased by approximately $2,910,000 compared to the quarter ended December 31, 2011 primarily due to the growth in revenues and timing of manufacturer programs.

Operating income increased 26.4% to $27.1 million for the quarter ended December 31, 2012, compared to $21.4 million for the quarter ended December 31, 2011.  SG&A expenses increased 22.0% to $47.5 million for the quarter ended December 31, 2012, compared to $38.9 million for the quarter ended December 31, 2011.  SG&A expenses as a percentage of total revenues were 8.3% for the quarter ended December 31, 2012, compared to 8.4% for the quarter ended December 31, 2011.  The increase in SG&A expenses was primarily due to an increase in compensation and benefit costs and Micro expenses for the month of October 2012.

Net income increased 26.9% to $16.8 million for the quarter ended December 31, 2012, compared to $13.2 million for the quarter ended December 31, 2011.  Diluted earnings per share were $1.32 and $1.05 for the quarter ended December 31, 2012 and 2011, respectively, an increase of 25.7%.

As of December 31, 2012, we had $52.6 million outstanding on our credit facilities after acquiring PCI Animal Health for approximately $17 million. We generated cash from operations of $15.6 million for the quarter ended December 31, 2012.

Business Outlook

The Company estimates that for the fiscal year ending September 30, 2013, revenues will be from $2.310 billion to $2.360 billion, which represents growth of 11.3% to 13.7% compared to revenues in fiscal year 2012.  The Company estimates that diluted earnings per share will be from $4.73 to $4.87 per share, which represents growth of 11.8% to 15.1% compared to diluted earnings per share in fiscal year 2012.  The Company’s previous guidance for the fiscal year ending September 30, 2013 was revenues from $2.285 billion to $2.335 billion and diluted earnings per share of $4.66 to $4.80.  These estimates are based on the Company’s current calendar-year and quarterly vendor contracts which typically undergo annual renegotiation and which may include terms such as rebates, commissions and exclusivity requirements.

Conference Call

The Company will be hosting a conference call on February 4, 2013 at 11:00 a.m. eastern time to discuss in greater detail these results and its fiscal year 2013 business outlook.  Participants can access the conference call by dialing (877) 638-4561 and international callers can access the conference call by dialing (720) 545-0002.  The conference call will also be carried live on the Company’s web site at www.mwivet.com.  Audio replay will be made available through February 11, 2013 by calling (855) 859-2056 for calls within the United States or (404) 537-3406 for international calls using the passcode 92578691.  The conference call will also be available on the Company’s web site, www.mwivet.com.

MWI is a leading distributor of animal health products across the United States of America and United Kingdom. MWI sells both companion animal and production animal products including pharmaceuticals, vaccines, parasiticides, diagnostics, micro feed ingredients, supplies, pet food, capital equipment and nutritional products. MWI also is a leading innovator and provider of value-added services and technologies used by veterinarians and producers. For more information about MWI, please visit our website at www.mwivet.com. For investor relations information please contact Mary Pat Thompson, Senior Vice President of Finance and Administration, and Chief Financial Officer at (208) 955-8930 or email investorrelations@mwivet.com.

Certain statements contained herein that are not descriptions of historical facts are "forward-looking" statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause results to differ materially from those expressed or implied by such forward-looking statements include, but are not limited to, those discussed in filings made by the Company with the Securities and Exchange Commission. Many of the factors that will determine the Company's future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management's views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. Important assumptions and other important factors that could cause actual results to differ materially from those set forth in the forward-looking information include the impact of vendor consolidation on our business; changes in or availability of vendor contracts or rebate programs; exclusivity requirements with certain vendors that may prohibit us from distributing competing products manufactured by other vendors or margin reductions if we become a non-exclusive distributor; transitional challenges associated with acquisitions, including the failure to achieve anticipated synergies; vendor rebates based upon attaining certain growth goals; changes in the way vendors introduce/deliver products to market; a disruption caused by adverse weather (i.e. drought) or other natural conditions or disasters; possible changes in the use of feed additives (antibiotics, growth promotants) used in the production animal markets due to trade restrictions, consumer concern and/or government regulations; seasonality; unforeseen litigation; risks associated with our international operations; financial risks associated with acquisitions and investments; the impact of general economic trends on our business; the recall of a significant product by one of our vendors; extended shortage or backorder of a significant product by one of our vendors; the timing and effectiveness of marketing programs or price changes offered by our vendors; the timing of the introduction of new products and services by our vendors; our intellectual property rights may be inadequate to protect our business; the ability to borrow on our credit line, extend the terms of our credit line or obtain alternative financing on favorable terms or at all; risks from potential increases in variable interest rates; the impact of tightening credit standards and/or access to credit on behalf of our customers and suppliers; inability to ship products to the customer as a result of technological or shipping disruptions; and competition. Other factors include changes in the rate of inflation; changes in state or federal legislation or regulation; the continued safety of the products the Company sells; and changes in the general economy. Investors should also be aware that while we do, from time to time, communicate with securities analysts, it is against our policy to disclose any material non-public information or other confidential commercial information. Accordingly, stockholders should not assume that we agree with any statement or report issued by any analyst irrespective of the content of the statement or report. Furthermore, we have a policy against issuing or confirming financial forecasts or projections issued by others. Thus, to the extent that reports issued by securities analysts contain any projections, forecasts or opinions, such reports are not the responsibility of MWI Veterinary Supply, Inc.

MWI Veterinary Supply, Inc.
(Unaudited - Dollars and shares in thousands, except per share amounts)

Condensed Consolidated	Quarter Ended December 31,
Statements of Income	2012	2011
Revenues	$572,848	$461,901
Cost of product sales	495,919	399,387
Gross profit	76,929	62,514
Selling, general and administrative expenses	47,460	38,907
Depreciation and amortization	2,392	2,192
Operating income	27,077	21,415
Interest expense	(203)	(183)
Other income	297	265
Income before taxes	27,171	21,497
Income tax expense	(10,420)	(8,301)
Net income	$16,751	$13,196

Net income per share - diluted	$1.32	$1.05
Weighted average common
shares outstanding - diluted	12,695	12,605

	December 31,	September 30,
Condensed Consolidated Balance Sheets	2012	2012
Assets
Cash	$587	$514
Receivables, net	292,715	288,922
Inventories	272,533	251,375
Prepaid expenses and other current assets	6,892	10,094
Deferred income taxes	2,013	1,580
Total current assets	574,740	552,485

Property and equipment, net	37,180	35,784
Goodwill	69,935	61,841
Intangibles, net	43,984	38,706
Other assets, net	7,706	7,567
Total Assets	$733,545	$696,383

Liabilities
Credit facilities	$52,584	$48,080
Accounts payable	266,740	258,741
Accrued expenses and other current liabilities	26,367	19,952
Current portion of capital lease obligations	264	337
Total current liabilities	345,955	327,110

Deferred income taxes	7,826	7,180
Long-term debt and capital lease obligations	70	104
Other long-term liabilities	2,636	2,687

Stockholders' Equity	377,058	359,302

Total Liabilities and Stockholders' Equity	$733,545	$696,383